Exhibit 10.2

CLINICAL RESEARCH CONSULTING AGREEMENT

This Clinical Research Consulting Agreement (the “Agreement”) is made and entered into by and between Rigel Pharmaceuticals, Inc., a Delaware corporation located at 1180 Veterans Boulevard, South San Francisco, CA 94080 (“Rigel”), and Elliott Grossbard located at (“Consultant”).  Rigel and Consultant are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Whereas, Rigel desires to engage Consultant to assist Rigel in connection with the clinical development of its proprietary compounds;

Whereas, Consultant has the requisite expertise in the area of clinical trials and is willing to serve as a clinical research consultant to Rigel;

Therefore, Rigel and Consultant desire to enter into this Agreement.

In consideration of the foregoing and the mutual promises and covenants contained in this Agreement, Rigel and Consultant agree to the following:

1. Engagement of Services; Compensation.  Consultant, pursuant to the provisions of this Agreement, agrees to provide consulting services to Rigel as such services are further described in Exhibit A (collectively, the “Services”).  Exhibit A also sets forth the nature and amount of Services, the location and time for providing Services (if designated), the rate of payment for Consultant’s Services, the timing of such payments, the nature of any equity compensation Consultant will receive as compensation for Services (if applicable), reimbursable expenses, and other terms and conditions appropriate or necessary for or relevant to the performance of Services. Consultant will perform all Services for Rigel in good faith and to the best of Consultant’s ability, consistent with accepted standards for human clinical trial program management in the biopharmaceutical industry.

2. Rigel’s Confidential Information.

(a) “Confidential Information” During the term of this Agreement and in the course of Consultant's performance hereunder, Consultant may receive and otherwise be exposed to confidential and proprietary information relating to Rigel's business practices, strategies and technologies as well as information of third parties as to which Rigel has an obligation of confidentiality.  Such confidential and proprietary information may include, but is not limited to: information relating to Rigel’s proprietary compounds in clinical development, protocols and clinical research programs, pre-clinical or clinical data, standard operating procedures, patents, trade secrets, research technology and business strategies, Consultant Work Product and Consulting Inventions (as defined in 3(a) and 3(c) respectively), developments, designs, applications, improvements, trade secrets, formulae, compound structures, ideas, know-how, methods or processes, discoveries, techniques, information regarding plans for research, development, new products, marketing business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of employees of Rigel.  Consultant agrees that all Confidential Information, whether presently existing or developed in the future, whether or not patentable or registrable under copyright law, shall be the sole property of Rigel and its assigns, and that Rigel and its assigns shall be the sole owner of intellectual property and other rights in connection with such Confidential Information.

(b) Recognition of Rigel’s Rights; Nondisclosure. During the term of this Agreement and for seven (7) years after its termination, Consultant will keep in confidence and trust all Confidential Information.  Consultant shall not use, or disclose to any third party, Confidential Information or anything related to such information without the prior written consent of Rigel, unless such actions are required in the ordinary course of performing Services for Rigel pursuant to this Agreement.  Consultant agrees not to disclose, without the prior written consent of Rigel the terms and conditions under which Consultant will provide Services under this Agreement.  Consultant may disclose the fact that Consultant serves as a Consultant to Rigel Pharmaceuticals, Inc., a biotechnology company.  Consultant agrees not to reproduce Confidential Information in any format, except as necessary and as permitted by Rigel for Consultant’s performance of Services.

(c) Nondisclosure of Third-Party Information.  Consultant understands that Rigel has received, and in the future will receive, information from third parties that is confidential or proprietary (“Third-Party Information”).  Consultant recognizes Rigel’s duty to maintain the confidentiality of such information.  During the term of this Agreement and thereafter, Consultant will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information except as permitted by the agreement between Rigel and such third party, and as necessary for performing Services under this Agreement, unless expressly authorized to act otherwise by a written statement of an authorized representative of Rigel.

3. Ownership of Work Product; Background Technology and Consulting Inventions.

(a) Work Product.   Consultant may, in the course of providing Services on Rigel’s behalf, generate, create, conceive of and modify work product (collectively “Work Product”), and Consultant agrees that all such Work Product is considered “work made for hire” (as defined in 17 USC §§ 101 et seq.) and is the sole and exclusive property of Rigel. To the extent that any Work Product does not qualify as a “work made for hire”, Consultant shall assign all Work Product to Rigel in accordance with the terms of this Section 3. Consultant hereby assigns all of its right, title and interest in and to all Work Product to Rigel, including without limitation, all patents, trademarks, copyrights and other proprietary rights relating thereto.

(b) Consulting Inventions; Assignment. Consultant agrees to disclose to Rigel, and hereby assigns to Rigel, Consultant’s entire right, title and interest in and to any and all inventions, ideas, methods, works of authorship, know-how or discoveries made, conceived or reduced to practice by Consultant, alone or jointly with others, in the performance of Services hereunder or arising from Consultant’s use of Rigel’s Confidential Information, whether or not patentable or otherwise protectable (the “Consulting Inventions”).  Consultant agrees that all such Consulting Inventions are the sole and exclusive property of Rigel.

(c) Assistance.  Consultant further agrees to execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise assist Rigel as reasonably required to perfect in Rigel all right, title and interest in Consultant's Work Product and Consultant Inventions expressly granted to Rigel under this Agreement.  Such assistance shall include but not be limited to providing affidavits or testimony in connection with patent interference, validity or infringement proceedings and other legal proceedings.  Costs related to such assistance, if required, shall be paid by Rigel.  Consultant’s obligation to assist Rigel as described above in this paragraph shall continue beyond the termination of this Agreement.  If Rigel is unable, after reasonable effort, to secure Consultant’s signature on any document as provided in this Section 3(d), Consultant hereby designates and appoints Rigel and its duly authorized officers and agents as its agent and attorney in fact to execute, verify and file applications, and to do all other lawfully permitted acts necessary to achieve the intent of this Section 3(d) with the same legal force and effect as if executed by Consultant.

4. No Conflicting Obligation. Consultant certifies that Consultant has not and will not enter into any agreement either written or oral, in conflict with this Agreement.  Absent a conflict of interest, Consultant is free to provide Services to any other entity during the performance of this Agreement.  Consultant shall list the names of all other entities for which Consultant performs consulting services on Exhibit B, which shall be updated from time to time during the term of this Agreement to reflect Consultant’s consulting relationships.

5. No Improper Use of Third-Party Materials.  Consultant agrees not to bring to Rigel or to use in the performance of Services any materials or documents of a present or former employer of Consultant, or of Consultant’s employees, or any materials or documents obtained by Consultant under a binder of confidentiality imposed by reason of another of Consultant’s contracting relationships, unless such materials or documents are generally available to the public or Consultant has authorization from such present or former employer or client for the possession and unrestricted use of such materials.  Consultant understands that Consultant is not to breach any obligation of confidentiality or non-

use of confidential information that Consultant has to present or former employers and agrees to fulfill all such obligations during the term of this Agreement.

6. Independent Contractor.  Rigel and Consultant agree that Consultant is an independent contractor and not an agent or employee of Rigel.  Consultant has no authority to act on behalf of Rigel or obligate Rigel by contract or otherwise except as expressly authorized by Rigel’s Vice President of Clinical Development or her designee. Consultant shall be responsible for payment of any applicable income taxes or other taxes in connection with his/her work and Consultant will not be eligible to participate in any benefit plan, program, employment policies, or workers’ compensation insurance provided by Rigel.

7. Term and Termination. Unless previously terminated as set forth below, the term of this Agreement shall commence on July 2, 2016 and shall terminate twnty four (24) months thereafter (the “Initial Term”), subject to renewal for additional six (6) month periods (each a “Renewal Term”) upon the mutual written consent of both parties. Notwithstanding the foregoing, if the Consultant continues to provide Services at Rigel’s request beyond Initial Term or Renewal Term, this Agreement shall be deemed to be in full force and effect until such Services are complete.  Consultant may terminate this Agreement upon two weeks written notice to Rigel.  Rigel may terminate this Agreement at any time with notice to Consultant.

8. Effect of Termination.

(a) Upon the termination of this Agreement, Consultant shall be released from all obligations to perform Services, except that any termination of this Agreement shall not relieve Consultant of Consultant’s obligations under Sections 2, 3, 6, 8, 9 and 10 hereof, nor shall any such termination relieve Consultant or Rigel from any liability arising from any breach of this Agreement.

(b) Upon any termination of this Agreement pursuant to Section 7, Consultant shall promptly deliver to Rigel all documents and other materials of any nature in Consultant’s possession pertaining to the Services, together with all documents and other items containing or pertaining to any Confidential Information.  Consultant shall not retain copies of any such documents or other materials after termination of this Agreement.

9. Legal and Equitable Remedies.    Because Consultant’s services are personal and unique and because Consultant will have access to and become acquainted with the Confidential Information of Rigel, Rigel shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that Rigel may have for a breach of this Agreement.

10. General.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that Consultant may not assign or delegate Consultant’s obligations under this Agreement.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, regardless of its choice of law principles. In connection with any claim or controversy arising out of or related to this Agreement, each of the Parties hereby consents to a court of applicable jurisdiction in the state of California, and each party hereby consents to the jurisdiction and venue of such court.  If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision will be deemed stricken from this Agreement and the remaining provisions will continue in full force and effect.    This Agreement, together with its Exhibits, constitute the final, exclusive and complete understanding and agreement of the parties hereto and supersede all prior understandings and agreements.  Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by an authorized representative of each party.  All notices under this Agreement shall be in writing and shall be deemed given upon personal delivery or sent by certified or registered mail, three (3) days after the date of mailing to the Party’s address listed in the preamble of this Agreement.

In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date.

Rigel Pharmaceuticals, Inc.Elliott Grossbard

By:	/s/ James Diehl	By:	/s/ Elliott Grossbard
Name: James Diehl
Title: VP of IP & Assoc. GC

Exhibit A

SERVICES AND COMPENSATION

Consulting Services (the “Services”):

Consult

Provision of Services; Location for Provision of Services; Reporting:

Consultant shall provide Services under this Agreement as requested or authorized in writing by Rigel’s Chief Medical Officer (CMO) or her designee. Services will be performed either remotely or in person at Rigel’s facilities located at 1180 Veterans Boulevard, South San Francisco, California.  During the term of the Consulting Period, Consultant will report to Rigel’s CMO, who will supervise Consultant’s performance of the Services.

Compensation for Services; Contingencies on Term:

Consultant shall be paid $500.00 (USD) per hour for Services requested by Rigel’s CMO and actually provided, up to 30 hours per month, to a maximum amount of $180,000 (USD) per year over the two (2) year term.

Invoicing and Timing of payment(s); Retainer:

Consultant shall invoice Rigel within thirty (30) days from the date of Services provided for the Services provided in the preceding 30 day period.  Consultant and Rigel may agree on weekly or bi-monthly invoicing and payment, if preferred by Consultant and approved by Rigel. Consultant’s invoice shall contain the date(s) and the number of hours of Service actually provided, a description of the Services, as well as the total amount due to Consultant by Rigel. Rigel will issue payment by check within thirty (30) days of receipt of each invoice and send payment to the Address for Payment listed below.

Address for Payment:

/s/ JD	/s/ EG
Initials	Initials
Rigel Pharmaceuticals, Inc.	Consultant

Exhibit B

OTHER CONSULTING ACTIVITIES

None

/s/ JD	/s/ EG
Initials	Initials
Rigel Pharmaceuticals, Inc.	Consultant